Exhibit 5.1

SPIRE INC.

700 Market Street

St. Louis, MO 63101

Mark C. Darrell

Senior Vice President,

Chief Legal and Compliance Officer

May 21, 2019

Spire Inc.

700 Market Street

St. Louis, Missouri 63101

Re:	Registration Statement on Form S-3
File No. 333-231443

Ladies and Gentlemen:

I am Senior Vice President, Chief Legal and Compliance Officer of Spire Inc., a Missouri corporation (the “Company”), and have served in that capacity in connection with the registration, pursuant to a Registration Statement on Form S-3, as amended (File No. 333-231443) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of 10,000,000 depositary shares (the “Depositary Shares) each representing a 1/1,000th ownership interest in one share of the Company’s 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $25.00 per share (“Preferred Stock”), pursuant to the terms of an underwriting agreement, dated May 14, 2019 (the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein. The Depositary Shares will be evidenced by depositary receipts (the “Depositary Receipts”) issued pursuant to the Deposit Agreement, dated as of May 21, 2019 (the “Deposit Agreement”), among the Company, Computershare Inc. and Computershare Trust Company, N.A., acting jointly as depositary, and the holders from time to time of the Depositary Receipts. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have reviewed the Registration Statement, the Underwriting Agreement and the Deposit Agreement. In addition, I have examined originals or certified copies of the resolutions adopted by the Board of Directors of the Company (the “Board”) and the Strategy Committee of the Board authorizing the issuance and sale of the Depositary Shares and the issuance of the shares of Preferred Stock, and such other corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me as conformed, certified or reproduced copies. As to various questions of fact relevant to this letter, I have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which I assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that (i) the shares of Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable; and (ii) the Depositary Shares have been duly authorized.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	I express no opinion as to the laws of any jurisdiction other than the laws of the State of Missouri.

B.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of my name in the Prospectus dated May 14, 2019 and the Prospectus Supplement relating to the offering of the Depositary Shares, dated May 14, 2019, in each case forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Mark C. Darrell

Mark C. Darrell